FOR IMMEDIATE RELEASE

Kingstone Reduces Debt By 25% and Extends Maturity to June 2026

Kingston, NY — September 3, 2024 – Kingstone Companies, Inc. (Nasdaq: KINS) (the "Company" or "Kingstone"), a Northeast regional property and casualty insurance holding company, announced today that it has entered into a new Note Exchange Agreement (the "Exchange Agreement") with its existing noteholders to refinance its outstanding 12% Senior Notes in the aggregate principal amount of $19.95 million due on December 30, 2024 (the "Existing Notes").

Pursuant to the Exchange Agreement, Kingstone will issue to the noteholders, in exchange for their Existing Notes, new 13.75% Senior Notes due June 30, 2026, in the aggregate principal amount of $14.95 million along with cash totaling $5 million. In addition, the expiration date for the warrants issued in 2022 at the time of the issuance of the Existing Notes will be extended to June 30, 2026. The exchange is scheduled to close on Thursday, September 12, 2024.

"We are pleased to have entered into this debt refinancing agreement," said Meryl Golden, Kingstone's Chief Executive Officer. "The new debt structure is self-amortizing and allows us to repay the principal without a premium or penalty. Our intent is to reduce the amount of the debt and the corresponding interest expense, as quickly as our operating results will allow, to drive enhanced value for our stockholders. This refinancing will enable us to heighten our focus on successfully executing the profitable growth opportunities currently underway. We look forward to utilizing Kingstone's enhanced financial flexibility to the benefit of all stakeholders."

About Kingstone Companies, Inc.

Kingstone is a northeast regional property and casualty insurance holding company whose principal operating subsidiary is Kingstone Insurance Company ("KICO"). KICO is a New York domiciled carrier writing business through retail and wholesale agents and brokers. KICO is actively writing personal lines and commercial auto insurance in New York, and in 2023 was the 15th largest writer of homeowners insurance in New York. KICO is also licensed in New Jersey, Rhode Island, Massachusetts, Connecticut, Pennsylvania, New Hampshire, and Maine.

Forward-Looking Statements

Statements in this press release may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, may be forward-looking statements. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. These statements involve risks and uncertainties that could cause actual results to differ materially from those included in forward-looking statements due to a variety of factors. For more details on factors that could affect expectations, see Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2023, filed with the Securities and Exchange Commission.

Kingstone undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Investor Relations Contact:

Karin Daly
Vice President
The Equity Group Inc.
kdaly@equityny.com